UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2005

Jabil Circuit, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14063 (Commission File Number)	38-1886260 (IRS Employer Identification No.)

10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716

(Address of principal executive offices)     (Zip Code)

Registrant’s telephone number, including area code: (727) 577-9749

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

          On May 11, 2005, Jabil Circuit, Inc. (the "Company") entered into a five-year, $500.0 million unsecured revolving credit agreement ("New Revolver"). The New Revolver was entered into among the Company; the initial lenders named therein; Citicorp USA, Inc. as administrative agent; JPMorgan Chase Bank, N.A. as syndication agent; and The Royal Bank of Scotland PLC, SunTrust Bank, and ABN Amro Bank N.V. as co-documentation agents. Some of the lenders under the New Revolver and their affiliates have various relationships with the Company and its subsidiaries involving the provision of financial services, including cash management, loans, letter of credit and bank guarantee facilities, investment banking and trust services. In addition, the Company and some of its subsidiaries have entered into foreign exchange contracts and other derivative arrangements with certain of the lenders and their affiliates. The New Revolver, which expires on May 11, 2010, may be increased to a maximum of $750.0 million at the request of the Company if approved by the lenders. Such requests must be for an increase of at least $50.0 million or an integral multiple thereof, and may only be made once per calendar year. Interest and fees on New Revolver advances are based on the Company's unsecured long-term indebtedness rating as determined by Standard & Poor's Rating Service and Moody's Investor Service. Interest is charged at either the base rate or a rate equal to 0.50% to 0.950% above the Eurocurrency rate, where the base rate, available for U.S. dollar advances only, represents the greater of the agent's prime rate or 0.50% plus the federal funds rate, and the Eurocurrency rate represents the applicable London Interbank Offered Rate, each as more fully defined in the New Revolver. Fees include a facility fee based on the total commitments of the lenders, a letter of credit fee based on the amount of outstanding letters of credit, and a utilization fee to be added to the interest rate and the letter of credit fee during any period when the aggregate amount of outstanding advances and letters of credit exceeds 50% of the total commitments of the lenders. Based on the Company's current unsecured long-term indebtedness rating as determined by Standard & Poor's Rating Service and Moody's Investor Service, the current rate of interest plus the applicable facility and utilization fee on a full Eurocurrency rate draw would be 1.00% above the Eurocurrency rate as defined above. The New Revolver is unsecured and includes various covenants, limitations and events of default currently customary for similar facilities for similarly rated borrowers. No initial draw under the New Revolver has been made.

          The New Revolver replaces the Company's existing $400.0 million unsecured revolving credit facility dated as of July 14, 2003, as amended, which was to expire on July 14, 2006 ("Existing Revolver"). The Existing Revolver was entered into among the Company and certain of its borrowing subsidiaries; certain lenders; SunTrust Bank and The Royal Bank of Scotland PLC as co-syndication agents; ABN Amro Bank N.V. and Royal Bank of Canada as co-documentation agents; and Bank One, NA as administrative agent. Some of the lenders under the Existing Revolver and their affiliates have various relationships with the Company and its subsidiaries involving the provision of financial services, including cash management, investment banking and trust services. In addition, the Company and some of its subsidiaries have entered into foreign exchange contracts and other derivative arrangements with certain of the lenders and their affiliates. On May 10, 2005, the Company repaid all amounts outstanding under the Existing Revolver using cash on hand from operations.

          The foregoing description of the New Revolver is qualified in its entirety by reference to the complete terms and conditions of the New Revolver, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 1.02. Termination of a Material Definitive Agreement.

          The information included in Item 1.01 of this Report is incorporated by reference into this Item 1.02.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

          The information included in Item 1.01 of this Report is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits

          The following exhibit is furnished herewith:

Exhibit
Number	Description
10.1	Five-Year Unsecured Revolving Credit Agreement dated as of May 11, 2005 between Registrant; initial lenders named therein; Citicorp USA, Inc. as administrative agent; JPMorgan Chase Bank, N.A. as syndication agent; and The Royal Bank of Scotland PLC, SunTrust Bank, and ABN Amro Bank N.V. as co-documentation agents

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JABIL CIRCUIT, INC. (Registrant)
May 12, 2005	By:	/s/ Forbes I.J. Alexander
Forbes I.J. Alexander,
Chief Financial Officer

EXHIBIT INDEX

10.1	Five-Year Unsecured Revolving Credit Agreement dated as of May 11, 2005 between Registrant; initial lenders named therein; Citicorp USA, Inc. as administrative agent; JPMorgan Chase Bank, N.A. as syndication agent; and The Royal Bank of Scotland PLC, SunTrust Bank, and ABN Amro Bank N.V. as co-documentation agents